                                                                      EXHIBIT 3
                             TRANSCANADA CORPORATION
       SIGNIFICANT DIFFERENCES BETWEEN CANADIAN AND U.S. GAAP (UNAUDITED)

NET INCOME RECONCILIATION


SIX MONTHS ENDED JUNE 30 (MILLIONS OF DOLLARS EXCEPT PER SHARE AMOUNTS)                         2003              2002
-------------------------------------------------------------------------------------     ---------------- ---------------
Net income in accordance with Canadian GAAP                                                      410               392
U.S. GAAP adjustments(1)
   Unrealized (loss)/gain on foreign exchange and interest rate derivatives(2)                    (3)               17
   Tax impact of (loss)/gain on foreign exchange and interest rate derivatives                     1                (7)
   Unrealized loss on energy trading contracts(3)                                                 (2)               (6)
   Tax impact of unrealized loss on energy trading contracts                                       1                 2
   Equity income(4)                                                                               (9)                -
   Tax impact of equity income                                                                     3                 -
                                                                                          ---------------- ---------------
Income before cumulative effect of the application of EITF 02-3 in accordance with
   U.S. GAAP                                                                                     401               398
Cumulative effect of the application of EITF 02-3, net of tax(3)                                 (13)                -
                                                                                          ---------------- ---------------
Net income in accordance with U.S. GAAP                                                          388               398
                                                                                          ---------------- ---------------
                                                                                          ---------------- ---------------

Basic and diluted net income per share in accordance with U.S. GAAP
   Income before cumulative effect of the application of EITF 02-3 in accordance
   with U.S. GAAP                                                                              $0.84             $0.83
   Cumulative effect of the application of EITF 02-3, net of tax(3)                            (0.03)                -
                                                                                          ---------------- ---------------
                                                                                               $0.81             $0.83
                                                                                          ---------------- ---------------
                                                                                          ---------------- ---------------
Basic and diluted net income per share in accordance with Canadian GAAP                        $0.85             $0.82
                                                                                          ---------------- ---------------
                                                                                          ---------------- ---------------
Dividends per common share                                                                     $0.54             $0.50
                                                                                          ---------------- ---------------
                                                                                          ---------------- ---------------
COMMON SHARES OUTSTANDING (millions)
   Average for the period - Basic                                                              480.6             477.5
                                                                                          ---------------- ---------------
                                                                                          ---------------- ---------------
   Average for the period - Diluted                                                            482.5             479.8
                                                                                          ---------------- ---------------
                                                                                          ---------------- ---------------

(1) Pursuant to a plan of arrangement, TransCanada Corporation (TransCanada or the Company) became the parent company of TransCanada PipeLines Limited
     (TCPL), effective May 15, 2003. The financial statements of TransCanada have been prepared using the continuity of interests method. Accordingly, the financial statements of TransCanada on the effective date, on a consolidated basis, were in all material respects the same as TCPL immediately prior to the arrangement, except that under Canadian GAAP the distributions on the preferred securities have been reflected as non-controlling interest charges in determining the consolidated net income of TransCanada, and under both Canadian and U.S. GAAP the dividends on the preferred shares have been reflected as non-controlling interest charges in determining the consolidated net income of TransCanada.

(2) Under the provisions of Statement of Financial Accounting Standards (SFAS) No. 133 "Accounting for Derivatives and Hedging Activities", all derivatives are recognized as assets and liabilities on the balance sheet and measured at fair value. For derivatives designated as fair value hedges, changes in the fair value are recognized in earnings together with an equal or lesser amount of changes in the fair value of the hedged item attributable to the hedged risk. For derivatives designated as cash flow hedges, changes in the fair value of the derivative that are effective in offsetting the hedged risk are recognized in other comprehensive income until the hedged item is recognized in earnings. Any ineffective portion of the change in fair value is recognized in earnings each period.


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


(3) Under U.S. GAAP, energy trading contracts are measured at fair value determined as at the balance sheet date. In 2002, TransCanada adopted the transitional provisions of FASB Emerging Issues Task Force (EITF) 02-3, "Accounting for Contracts Involved in Energy Trading and Risk Management Activities" whereby the Company is netting all revenues and expenses related to derivative energy trading contracts. This accounting change was applied retroactively with reclassification of prior periods. Effective January 1, 2003, the Company fully adopted EITF 02-3. Certain of the energy trading derivatives are accounted for as hedges under Canadian GAAP but not under U.S. GAAP. These derivatives as well as other derivatives held for trading purposes are measured at fair value and accounted for under the provisions of SFAS No. 133. The Company's energy trading contracts that are not derivatives are not subject to mark-to-market accounting. This accounting change was effected through a cumulative adjustment in the current period income with no restatement of prior periods.

(4) Under Canadian GAAP, pre-operating costs incurred during the commissioning phase of a new project are deferred until commercial production levels are achieved. After such time, those costs are amortized over the estimated life of the project. Under U.S. GAAP, such costs are expensed as incurred. Certain start-up costs related to the Company's equity investment in Bruce Power L.P. are required to be expensed under U.S. GAAP.


CONDENSED STATEMENT OF CONSOLIDATED INCOME IN ACCORDANCE WITH U.S. GAAP (6)

SIX MONTHS ENDED JUNE 30 (MILLIONS OF DOLLARS)                                                  2003              2002
-------------------------------------------------------------------------------------     ---------------- ---------------
Revenues(3)                                                                                    2,375             2,561
                                                                                          ---------------- ---------------
Cost of sales(3)                                                                                 310                41
Other costs and expenses                                                                         805               987
Depreciation                                                                                     371               419
                                                                                          ---------------- ---------------
                                                                                               1,486             1,447

                                                                                          ---------------- ---------------
Operating income                                                                                 889             1,114
Other (income)/expenses
   Equity income(4)(6)                                                                          (182)             (142)
   Other expenses(1)(2)(5)                                                                       422               598
   Income taxes                                                                                  248               260
                                                                                          ---------------- ---------------
                                                                                                 488               716
                                                                                          ---------------- ---------------
Income before cumulative effect of the application of EITF 02-3 in accordance
   with U.S. GAAP                                                                                401               398
Cumulative effect of the application of EITF 02-3, net of tax(3)                                 (13)                -
                                                                                          ---------------- ---------------
Net income in accordance with U.S. GAAP                                                          388               398
                                                                                          ---------------- ---------------
                                                                                          ---------------- ---------------


COMPREHENSIVE INCOME IN ACCORDANCE WITH U.S. GAAP

SIX MONTHS ENDED JUNE 30 (MILLIONS OF DOLLARS)                                                  2003              2002
-------------------------------------------------------------------------------------     ---------------  ---------------
Net income in accordance with U.S. GAAP                                                          388               398
Adjustments affecting comprehensive income under U.S. GAAP
   Additional minimum liability for employee future benefits
      (SFAS No. 87)(12)                                                                            9                 -
   Tax impact of additional minimum liability for employee future benefits                        (3)                -
   Unrealized gain on derivatives(2)                                                              13                 3
   Tax impact of gain on derivatives                                                              (2)                -
   Foreign currency translation adjustment                                                       (43)               (3)
                                                                                          ---------------- ---------------
Comprehensive income in accordance with U.S. GAAP                                                362               398
                                                                                          ---------------- ---------------
                                                                                          ---------------- ---------------


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


CONDENSED BALANCE SHEET IN ACCORDANCE WITH U.S. GAAP (6)

                                                                                            JUNE 30,      December 31,
(MILLIONS OF DOLLARS)                                                                         2003            2002
-------------------------------------------------------------------------------------   ---------------- ---------------
Current assets                                                                                 1,158            1,074
Long-term energy trading assets(3)                                                                 -              218
Long-term investments(4)(7)                                                                    1,954            1,629
Plant, property and equipment(8)                                                              14,679           14,992
Regulatory asset(9)                                                                            2,578            2,578
Other assets(2)                                                                                1,061              893
                                                                                        ---------------- ---------------
                                                                                              21,430           21,384
                                                                                        ---------------- ---------------
                                                                                        ---------------- ---------------

Current liabilities(10)                                                                        1,723            1,918
Provision for loss on discontinued operations                                                    217              234
Long-term energy trading liabilities(3)                                                            -               41
Deferred amounts(7)(8)                                                                           544              593
Long-term debt(2)                                                                              9,076            8,963
Deferred income taxes(9)                                                                       2,785            2,692
Preferred securities(11)                                                                         694              694
Trust originated preferred securities                                                            218              218
Non-controlling interest                                                                         389              389
Shareholders' equity                                                                           5,784            5,642
                                                                                        ---------------- ---------------
                                                                                              21,430           21,384
                                                                                        ---------------- ---------------
                                                                                        ---------------- ---------------


STATEMENT OF OTHER COMPREHENSIVE INCOME IN ACCORDANCE WITH U.S. GAAP

                                                            Cumulative          Minimum          Cash Flow
                                                            Translation    Pension Liability       Hedges
 (MILLIONS OF DOLLARS)                                        Account        (SFAS No. 87)     (SFAS No. 133)      Total
 ------------------------------------------------------------------------- ------------------- ----------------- ----------
 Balance at January 1, 2002                                            13                (56)                (9)       (52)

 Additional minimum liability for employee future

 benefits, net of tax(12)                                               -                (40)                 -        (40)
 Unrealized loss on derivatives, net of tax(2)                          -                  -                 (4)        (4)
 Foreign currency translation adjustment                                1                  -                  -          1
                                                          ---------------- ------------------- ----------------- ----------
 Balance at December 31, 2002                                          14                (96)               (13)       (95)

 ADDITIONAL MINIMUM LIABILITY FOR EMPLOYEE FUTURE
    BENEFITS, NET OF TAX(12)                                            -                  6                  -          6
 UNREALIZED LOSS ON DERIVATIVES, NET OF TAX(2)                          -                  -                 11         11
 FOREIGN CURRENCY TRANSLATION ADJUSTMENT                              (43)                 -                  -        (43)
                                                          ---------------- ------------------- ----------------- ----------
 BALANCE AT JUNE 30, 2003                                             (29)               (90)                (2)      (121)
                                                          ---------------- ------------------- ----------------- ----------
                                                          ---------------- ------------------- ----------------- ----------

(5) Other expenses included an allowance for funds used during construction of $1 million for the six months ended June 30, 2003 (June 30, 2002 - $4 million).

(6) In accordance with U.S. GAAP, the condensed Statement of Consolidated Income and Balance Sheet are prepared using the equity method of accounting for joint ventures. Excluding the impact of other U.S. GAAP adjustments, the use of the proportionate consolidation method of accounting for joint ventures, as required under Canadian GAAP, results in the same net income and Shareholders' Equity.


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


(7) Effective January 1, 2003, the Company adopted the provisions of Financial Interpretation (FIN) 45 that require the recognition of a liability for the fair value of certain guarantees that require payments contingent on specified types of future events. The measurement standards of FIN 45 are applicable to guarantees entered into after January 1, 2003. For U.S. GAAP, the Company has recorded the fair value of the guarantees ($4 million) arising on the acquisition of the interest in Bruce Power L.P. as a liability and an increase in the cost of the investment.

(8) Effective January 1, 2003, the Company adopted the provisions of SFAS No. 143 "Accounting for Asset Retirement Obligations", which addresses financial accounting and reporting for obligations associated with asset retirement costs. SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The fair value is added to the carrying amount of the associated asset. The liability is accreted at the end of each period through charges to operating expenses.

     The property, plant and equipment of the regulated natural gas transmission operations consist primarily of underground pipelines and above ground compression equipment and other facilities. No amount has been recorded for asset retirement obligations relating to these assets as it is not possible to make a reasonable estimate of the fair value of the liability due to the indeterminate timing and scope of the asset retirements. Management believes that all retirement costs associated with the regulated pipelines will be recovered through tolls in future periods.

     The property, plant and equipment in the power business consists primarily of power plants in Canada and the United States. The estimated fair value of the liability for the power plants and associated assets as at January 1, 2003 was $6 million. The asset retirement cost, net of accumulated depreciation that would have been recorded if the cost had been recorded in the period in which it arose, is recorded as an additional cost of the assets as at January 1, 2003. There were no material changes in the estimated fair value of the liability during the six months ended June 30, 2003. The Company has no legal liability for asset retirement obligations with respect to its investment in Bruce Power L.P. and the Sundance A and B power purchase arrangements.

(9) Under U.S. GAAP, the Company is required to record a deferred income tax liability for its cost-of-service regulated businesses. As these deferred income taxes are recoverable through future revenues, a corresponding regulatory asset is recorded for U.S. GAAP purposes.

(10) Current liabilities at June 30, 2003 include dividends payable of $135 million (December 31, 2002 - $125 million) and current taxes payable of $179 million (December 31, 2002 - $150 million).

(11) The fair value of the preferred securities at June 30, 2003 was $631 million (December 31, 2002 - $743 million). The Company made preferred securities charges payments of $28 million for the six months ended June 30, 2003 (June 30, 2002 - $29 million).

(12) Under U.S. GAAP, a net loss recognized pursuant to SFAS No. 87 "Employers' Accounting for Pensions" as an additional pension liability not yet recognized as net period pension cost, must be recorded as a component of comprehensive income.

STOCK-BASED COMPENSATION

Under the transition rules provided by SFAS No. 148 "Accounting for Stock-Based Compensation - Transition and Disclosure - an amendment of FASB Statement No. 123", the Company is expensing stock options granted in 2002 and 2003. The use of the fair value method of SFAS No. 123 "Accounting for Stock-Based Compensation" for previously issued options would have resulted in net income under U.S. GAAP of $387 million for the six months ended June 30, 2003 (June 30, 2002 - $397 million) and net income per share (basic) of $0.81 for the six months ended June 30, 2003 (June 30, 2002 - $0.83 per share).

SUMMARIZED FINANCIAL INFORMATION OF LONG-TERM INVESTMENTS(13)

SIX MONTHS ENDED JUNE 30 (MILLIONS OF DOLLARS)                                                2003          2002
-------------------------------------------------------------------------------------  ------------  ------------
INCOME
Revenues                                                                                       544           398
Other costs and expenses                                                                      (241)         (127)
Depreciation                                                                                   (80)          (71)
Financial charges and other                                                                    (41)          (56)
                                                                                       ------------  ------------
Proportionate share of income before income taxes of long-term investments                     182           144
                                                                                       ------------  ------------
                                                                                       ------------  ------------


                                                                                       JUNE 30,       December 31,
(MILLIONS OF DOLLARS)                                                                    2003             2002
--------------------------------------------------------------------------------------------------- -----------------
BALANCE SHEET
Current assets                                                                                 375               246
Plant, property and equipment                                                                3,638             3,197
Other assets (net)                                                                               -               112
Current liabilities                                                                           (177)             (216)
Deferred amounts (net)                                                                        (247)                -
Non-recourse debt                                                                           (1,611)           (1,646)
Deferred income taxes                                                                          (24)              (64)
                                                                                     -------------- -----------------
Proportionate share of net assets of long-term investments                                   1,954             1,629
                                                                                     -------------- -----------------
                                                                                     -------------- -----------------

(13) This includes those investments that are accounted for by the equity method under U.S. GAAP (including those that are accounted for by the proportionate consolidation method under Canadian GAAP).



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